EXHIBIT 19

INSIDER TRADING POLICY

This Insider Trading Policy (the “Policy”) sets forth the internal rules and procedures of Allient Inc. and its subsidiaries (collectively, the “Company”) to: (1) prevent insider trading by Company employees, officers and directors and (2) help Company employees, officers and directors avoid the severe consequences associated with the violation of insider trading laws.

Please read this Policy carefully. For your convenience and ease of access, this Policy will be maintained on the Company’s website. The Company may change this Policy or adopt other rules and procedures as it deems appropriate to carry out the purposes of this Policy. You will be advised by email of any changes to this Policy and of the implementation of any trading restrictions that affect you consistent with this Policy.

BEFORE YOU ENGAGE IN ANY TRANSACTION IN SECURITIES OF THE COMPANY, YOU SHOULD CONSULT A COMPLIANCE OFFICER. If you have any other questions or concerns regarding this Policy, please contact one of the Company’s Compliance Officers.

I.	Introduction

The purpose of this Policy is to promote compliance with applicable securities laws by the Company and all directors, officers and employees thereof, in order to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Sections IV.B. and IV.C. below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

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II.	Applicability

This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company.

The Policy is applicable to all directors, officers and employees of the Company. This Policy applies to repurchases of Company securities by the Company pursuant to and in accordance with the terms of any share repurchase plan as may be adopted by the Company’s Board of Directors from time to time.

III.	Policy

If a director, officer or any employee of the Company or any agent or advisor of the Company has material nonpublic information relating to the Company, it is the Company’s policy that neither that person nor any Related Person (as defined below) may buy or sell, or offer to buy or sell, Company securities or engage in any other action to take advantage of, or pass on to others, that information.

This Policy also applies to material nonpublic information relating to any other company with publicly traded securities, including our customers or suppliers, obtained in the course of employment by or association with the Company.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and general managers. See Section VII.

IV.	Definitions/Explanations
A.	Who is an “Insider?”

Any person who possesses material nonpublic information is considered an insider as to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys. The definition of insider is transaction specific; that is, an individual is an insider with respect to each material nonpublic item of which he or she is aware.

B.	What is “Material” Information?

Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, pledge, gift or hold a security or where the information is likely to have a significant effect on the market price of the security. Material

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information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Information dealing with the following subjects is reasonably likely to be found material:

(i)	earnings information and quarterly results, and the imminent filing of a disclosure form with the Securities and Exchange Commission (“SEC”), including but not limited to Form 10-K, Form 10-Q, Form 8-K and proxy statements;
(ii)	the likelihood of meeting analysts’ expectations for current or future periods;
(iii)	significant changes in the Company’s prospects or strategy;
(iv)	significant write-downs in assets or increases in reserves;
(v)	developments regarding significant litigation or government agency investigations;
(vi)	liquidity problems;
(vii)	significant changes in the Company’s prospects (such as new products or the award or loss of a significant contract with a customer or supplier);
(viii)	major changes in the Company’s management or the board of directors;
(ix)	changes in dividends or dividend policy;
(x)	extraordinary borrowings;
(xi)	new or significant changes in terms and conditions in loan and related agreements;
(xii)	major changes in accounting methods or policies, changes in auditors or auditor notification that we can no longer rely on an audit report;
(xiii)	cybersecurity risks and incidents, including vulnerabilities and breaches;
(xiv)	changes in debt ratings;
(xv)	bankruptcy;
(xvi)	insider buying or selling of securities;
(xvii)	proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalization, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

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(xviii)	events regarding our securities (such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, or any offering of Company securities).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult a Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

C.	What is “Nonpublic” Information?

Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, The Wall Street Journal, Business Wire or PR Newswire. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to receive, evaluate and react to the information. Generally, one should allow approximately two full trading days following publication as a reasonable waiting period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee may trade in Company securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, employees may not trade in Company securities until Thursday. If the announcement is made on Friday after trading begins, employees may not trade in Company securities until Wednesday of the following week.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with a Compliance Officer or assume that the information is nonpublic and treat it as confidential.

D.	Who is a “Related Person?”

For purposes of this Policy, a Related Person includes your spouse, minor children and anyone else living in your household; partnerships in which you are a general

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partner; trusts of which you are a trustee; and estates of which you are an executor. Although a person’s parent, sibling or other family member may not be considered a Related Person (unless living in the same household), such family member may be a “tippee” for securities laws purposes. See Section V.D. below for a discussion on the prohibition on “tipping.”

E.	Compliance Officers

The Company has appointed each of the Company’s Chief Executive Officer, Secretary and General Counsel as Compliance Officers for this Policy. The duties of the Compliance Officers include, but are not limited to, the following:

(i)	assisting with implementation and enforcement of this Policy;
(ii)	circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)	pre-clearing all trading in securities of the Company by Designated Individuals in accordance with the procedures set forth in Section VII.B. below;
(iv)	providing approval of any Rule 10b5-1 plans under Section XI.A. below; and
(v)	providing a reporting system with an effective whistleblower protection mechanism.
V.	Guidelines
A.	Non-disclosure of Material Nonpublic Information

Material nonpublic information must not be disclosed to anyone, except the persons within the Company or third-party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company. The appropriate Company personnel must ensure that any third-party agent who has access to any material nonpublic information is aware of this Policy and agrees to comply with all terms of this Policy that apply to them.

B.	Prohibited Trading in Company Securities

No person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. There are no exceptions to this Policy, except as specifically noted below. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

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C.	Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction an insider should carefully consider how his or her transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult one of the Company’s Compliance Officers.

D.	“Tipping” Information to Others

Insiders may be liable for communicating or tipping material nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material nonpublic information tipped to them and individuals who trade on material nonpublic information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.	Avoid Speculation

Designated Individuals (defined in Section VII.A below) and their Related Persons may not trade in options, warrants, puts and calls or similar instruments on Company securities or sell Company securities “short.” In addition, Designated Individuals and their Related Persons may not hold Company securities in margin accounts.  See Section VIII below.  Investing in Company securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer or other Company employee in conflict with the best interests of the Company and its shareholders. However, anyone may exercise options granted to them by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through exercise of options, if done in compliance with the terms of the options and any plan under which such options are granted.

F.	Trading in Other Securities

No director, officer, or other employee of the Company may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another corporation if the person learns of material nonpublic information about the other corporation in the course of his/her employment with the Company. Individuals should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.

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VI.	Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

A.	Legal Penalties.

A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of a fixed amount (currently $2,301,065) or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

B.	Company-Imposed Penalties.

Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be made by advance written approval of a Compliance Officer.

VII.	Additional Restrictions and Requirements for Directors, Officers and Other Designated Individuals
A.	Blackout Periods

In addition to being subject to all of the other limitations in this Policy, directors, executive officers (which, for the purposes of this Policy, has the same meaning as the term “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), members of the Company’s finance staff and all other individuals who report directly to an executive officer of the Company (collectively, the “Designated Individuals”) are prohibited from trading in the Company’s securities during blackout periods as defined below.

Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market on the last day of each fiscal quarter and ending at the close of business two full trading days after the public announcement of the

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Company’s quarterly earnings. During these periods, Designated Individuals generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Designated Individuals are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Designated Individuals affected.

B.	Pre-Clearance of Securities Transactions

Designated Individuals of the Company as well as Related Persons must obtain prior clearance from a Compliance Officer before they purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security. Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan, discussed in Section XI.A. below, once the applicable cooling-off period has expired. No trades may be made under an Approved 10b5-1 Plan until expiration of the applicable cooling-off period. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to a Compliance Officer.

This pre-clearance requirement is designed as a means of enforcing the policies specified above. Specifically:

•Any proposed transaction, including a proposed gift of Company securities, (unless otherwise specified) should be submitted to a Compliance Officer at least two full trading days in advance of the proposed transaction.
•Before any trade, a Compliance Officer must confirm to the person requesting pre-clearance orally or by email that the window period is open and will remain open for the period during which the trade or other proposed transaction is expected to occur.
•Any confirmation must not have been revoked by oral or email notice from a Compliance Officer.
•Pre-cleared trades must be completed within two full trading days of receipt of pre-clearance unless an exception is granted by a Compliance Officer. Transactions not completed within the time limit are subject to pre-clearance again.
•The person requesting pre-clearance needs to receive a new oral or email confirmation that the window period is open before each trade, whether or not confirmation has been given for a prior trade during that window period.
•No Compliance Officer is under an obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If pre-clearance is requested but permission to engage in the transaction is denied, the person requesting pre-

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clearance should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.
•The person requesting pre-clearance is responsible for ensuring that they do not have material nonpublic information about the Company before engaging in a transaction and that they comply with any and all other legal obligations. Therefore, when a request for pre-clearance is made, the person requesting pre-clearance should carefully consider whether they are aware of any material nonpublic information about the Company and should describe fully those circumstances to a Compliance Officer. If the person requesting pre-clearance is subject to the requirements of Section 16 of the Exchange Act, they should also consider whether they have effected any non-exempt transactions within the past six months or otherwise that must be reported on an appropriate Form 4 or Form 5. In addition, they should be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and requirements to file Form 144.
•A Compliance Officer may not trade or engage in any other transaction in our securities unless another Compliance Officer has approved the trade or transaction in accordance with this Policy’s procedures.

A Compliance Officer’s approval of a transaction submitted for preclearance does not constitute legal advice, does not constitute confirmation that the person requesting pre-clearance does not possess material nonpublic information and does not relieve that person of any of their legal obligations.

A decision made in good faith by a Compliance Officer to deny a trade or other transaction shall be final and binding on the Designated Individual, and, as stated above, should not be disclosed by the Designated Individual to any other person, other than his or her attorney and stockbroker or investment adviser, who shall likewise keep the denial confidential.

VIII.	Prohibited Transactions

Certain types of transactions increase the Company’s exposure to legal risks and may create the appearance of improper or inappropriate conduct. Therefore, the following restrictions apply, irrespective of the possession of material nonpublic information.

A.	Short Sales of Stock.

“Short” sales of stock are transactions where you borrow stock, sell it, and then buy stock at a later date to replace the borrowed shares. Short sales generally evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, Designated Individuals may not engage in short sales of our securities. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. These also include hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position. See “Hedging and Pledging” below for more information.

B.	Hedging and Pledging.

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No Designated Individual may, at any time, (i) trade in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s equity or debt securities or (ii) purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. No director or officer of the Company may hold securities of the Company in a margin account or pledge securities of the Company as security for a loan or other credit facility.

C.	Pension Blackout Periods.

Executive officers and directors are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

IX.	Limited Transactions

Additional types of transactions are severely limited because they can raise similar issues:

A.	Standing and limit orders.

The Company discourages placing standing or limit orders on Company securities. Standing and limit orders are orders placed with a broker to sell or purchase stock at a specified price. Similar to the use of margin accounts, these transactions create heightened risks for insider trading violations. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a transaction could be executed when persons subject to this Policy are in possession of material nonpublic information. Unless standing and limit orders are submitted under an Approved Rule 10b5-1 Plan, discussed in Section XI.A. below, if you determine that you must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the trading restrictions and procedures outlined in this Policy.

If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment adviser not to trade in Company securities at any time and minimize trading in securities of companies in our industry. This restriction does not apply to investments in publicly available mutual funds.

X.	Special Types of Permitted Transactions

There are limited situations in which you may buy or sell Company securities without restriction under this Policy. Unless otherwise noted below, you may:

•allow for the vesting of restricted stock granted by the Company’s Board of Directors;

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•exercise a tax withholding right with respect to restricted stock pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting (but this does not include market sales of stock);
•buy or sell our securities pursuant to an Approved Rule 10b5-1 Plan, as described in Section XI.A. below;
•make bona fide gifts. However, if you (1) have reason to believe that the recipient intends to sell our securities immediately or while you are aware of material nonpublic information, or (2) are subject to the pre-clearance procedures specified in Section VII above and the sale by the recipient of our securities occurs during a blackout period, then the transaction is subject to this Policy; and
•purchase Company securities pursuant to the Company’s Non-Employee Director Stock-in-Lieu of Cash Retainer Plan, provided that you may not elect to participate in the Plan or increase your level of participation in the Plan if you are aware of material nonpublic information. This Policy also applies to your sale of any of Company securities purchased pursuant to the Plan.
XI.	Additional Guidelines and Related Requirements
A.	Rule 10b5-1 trading plans.

The trading restrictions under this Policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (an “Approved 10b5-1 Plan”) that meet the following requirements:

(i)it has been reviewed and approved by a Compliance Officer at least five days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by a Compliance Officer at least five days in advance of being entered into);

(ii)it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Designated Individual. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company’s financial results for the quarter in which the 10b5-1 plan was adopted. For all other Designated Individuals, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan;

(iii)it is entered into in good faith by the Designated Individual, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Designated Individual is not in possession of material nonpublic information about the Company; and, if the Designated Individual is a director or officer, the 10b5-1 plan must include representations by the Designated Individual certifying to that effect;

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(iv)it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Designated Individual, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(iv)it is the only outstanding Approved 10b5-1 Plan entered into by the Designated Individual (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a blackout period.

If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Approved Rule 10b5-1 Plans, please contact a Compliance Officer. You should consult your own legal and tax advisors before entering into, or modifying or terminating, an Approved 10b5-1 Plan. A trading plan, contract, instruction or arrangement will not qualify as an Approved 10b5-1 Plan without the prior review and approval of a Compliance Officer as described above.

B.	Reports of purchases and sales; Short-Swing Profits.

If you are a director, an executive officer, or another reporting person under Section 16 of the Exchange Act, keep in mind the various restrictions on securities trading imposed under Section 16 of the Exchange Act and the applicable reporting requirements of the SEC, including the recoupment provisions in Section 16(b) related to short-swing profits (gain or loss avoided from purchase and sale, or sale and purchase transactions within a six month period). Also, remember that you must immediately report to a Compliance Officer all transactions made in our securities by you, any family members, and any entities that you control subject to this Policy. The Company requires same day reporting due to SEC requirements that certain insider reports (Form 4) be filed with the SEC by the second day after the date on which a reportable transaction occurs. If you have any questions regarding any of these restrictions or reporting requirements, you are encouraged to check with a Compliance Officer or your own legal counsel prior to undertaking any trades or other transactions in Company securities.

C.	Reports of unauthorized trading or disclosure.

If you have supervisory authority over any of our personnel, you must immediately report to a Compliance Officer any trading in Company securities by our personnel and any disclosure of material nonpublic information by our personnel if you have reason to believe that such trade or disclosure may violate this Policy, the Company’s Regulation FD Corporate Communications Policy or applicable securities laws. Because the SEC can seek civil penalties against the Company and its directors, officers and supervisory personnel for failing to take appropriate steps to prevent illegal trading, the Company should be made aware of any suspected violations as early as possible.

XII.	Amendment; Termination

The Company’s Board of Directors may amend, modify or change this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect applicable changes in

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the federal laws and regulations relating to the Company’s publicly traded securities, and to comply with any rules and regulations or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board of Directors may also terminate or replace this Policy at any time in its discretion.

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